Exhibit 19.1

WATERBRIDGE INFRASTRUCTURE LLC

INSIDER TRADING POLICY

(Adopted as of September 18, 2025)

This Insider Trading Policy (this “Policy”) sets forth the policies of WaterBridge Infrastructure LLC (the “Company”) with respect to transactions by the Company’s directors, executive officers, and employees, including any entity controlled by the foregoing, in the Company’s securities (including common shares, convertible securities and debt securities) and derivative securities relating to the Company’s securities (including options to buy or sell common shares and warrants), whether or not issued by the Company (such as exchange-traded options). The people to whom this Policy applies are referred to in this Policy as “insiders.” This Policy also sets forth Company policies with respect to insiders’ transactions in the securities of other publicly traded companies.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

The Company’s General Counsel or its applicable designee shall serve as the Compliance Officer for the purposes of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

You should read this Policy carefully and, upon request, promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:

WaterBridge Infrastructure LLC

5555 San Felipe Street, Suite 1200

Houston, TX 77056

Attention: Compliance Officer

The Compliance Officer is responsible for ensuring that all of the Company’s (a) directors, (b) executive officers and (c) other officers with a title of Vice President or above promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so by the Compliance Officer.

IF AT ANY TIME YOU HAVE ANY QUESTIONS REGARDING THIS POLICY OR ANY TRANSACTIONS IN THE COMPANY’S SECURITIES, PLEASE CONTACT THE COMPLIANCE OFFICER.

I.
Definitions and Explanations
A.
Material, Non-Public Information (“MNPI”)
1.
What Information is “Material”?

Information is material if there is a substantial likelihood a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that may be material include:

•
Financial results (annual, quarterly or otherwise);
•
Projections of future earnings or losses;
•
News of a pending or proposed merger;
•
News of a significant acquisition or a sale of significant assets or other significant commercial transactions;
•
Impending announcements of bankruptcy or financial liquidity problems;
•
Gain or loss of a substantial customer or supplier;
•
Significant changes in the Company’s distribution or dividend policy;
•
Share splits or buybacks;
•
Significant changes in the Company’s credit ratings;
•
New significant equity or debt offerings;
•
Significant developments in litigation or regulatory proceedings;
•
Significant corporate events, including material cyber, data or personnel matters; and
•
Major personnel changes, particularly departures or elections of executive officers or certain directors.
2.
What Information is “Non-Public”?

Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public with enough time for the investing public to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Company expects that insiders should allow two full Trading Days (as defined in Section I.C) following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of MNPI.

B.
Related Person

“Related Person” means, with respect to the Company’s insiders:

•
Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•
Any family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Company securities); and
•
Partnerships, trusts, estates, and other legal entities controlled by an insider.
C.
Trading Day

“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

D.
Section 16 Officer

“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other executive officer who performs a policy-making function, as determined from time to time by the Company’s board of directors (the “Board”), or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Executive officers of the Company’s parents or subsidiaries shall also be deemed executive officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.

II.
Insider Transactions

This Policy prohibits insiders from (i) transacting in the Company’s securities or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of MNPI about the Company. These transactions are commonly referred to as “insider trading.” This Policy additionally prohibits transacting in or tipping others who may transact in the securities of any other publicly traded company with which Company does business in circumstances where insiders receive MNPI about such other company that has been provided to the Company and as to which the Company has a duty of confidentiality that is known to the insider regarding such information.

A.
Transacting on MNPI

Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, including making any offer to purchase or offer to sell or giving any gift of the Company’s securities, during any period commencing with the date that he or she is aware of MNPI concerning the Company, and ending after two full Trading Days following the date of public disclosure of the MNPI, or at the time that the information is no longer material.

IF AT ANY TIME YOU HAVE ANY QUESTIONS REGARDING WHETHER INFORMATION IS MATERIAL, PLEASE CONTACT THE COMPLIANCE OFFICER.

B.
Tipping Others of MNPI

No insider shall disclose or tip, either directly or indirectly, MNPI about the Company to any other person (including Related Persons) where the MNPI about the Company may be used by the receiving person to his or her profit by transacting in the securities of the Company. No insider or the Related Person shall make recommendations, either directly or indirectly, or express opinions on the basis of MNPI about the Company as to transacting in the Company’s securities. Insiders are advised not to recommend transactions in the Company’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of MNPI about the Company.

C.
Special and Prohibited Transactions

The Company has adopted policies regarding certain special and prohibited transactions applicable to those insiders specified for each of the transactions listed below.

1.
Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common shares, are prohibited by this Policy for all insiders.
2.
Hedging Transactions and Other Transactions Involving Company Derivative Securities.1 Hedging transactions that are designed to hedge or offset a decrease in the value of the Company’s securities, whether direct or indirect, are prohibited for all insiders, regardless of whether such insiders are in possession of MNPI. However, exchange fund transactions and the purchase of related financial instruments that are in substance sale transactions are permitted. Short sales are also prohibited for all insiders. Except as permitted above, “hedging” includes entering into any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

Transactions involving Company-based derivative securities are prohibited for all insiders, whether or not such insiders are in possession of MNPI. “Derivative securities” are options, warrants, share appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common shares. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars and writing or buying puts or calls. Transactions in debt that may be convertible into Company common shares would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising or settling awards such as options, restricted shares, restricted share units or other derivative securities granted under a Company equity-based compensation plan as described in Section II.D, or as otherwise expressly permitted by this Policy.

1 “Hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which exposure to the risk of price fluctuations in a corresponding equity security are offset or reduced.

3.
Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the share purchase) is strictly prohibited for all insiders by this Policy.
4.
Pledges of Company Securities. Directors and executive officers are prohibited from pledging more than fifty percent (50%) of their respective Company securities as collateral. For all other insiders, pledging Company securities as collateral shall require pre-approval from the Compliance Officer.
5.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) should be used only for a very brief period of time.
D.
Exceptions

Except as otherwise specifically noted, this Policy does not apply in the case of the following transactions:

1.
Share Options and Other Share-Based Compensation. This exception applies to the exercise or settlement of an employee share option or other share-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or payment of the exercise price. This exception does not apply, however, to any sale of shares in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Members of the Pre-Clearance Group (as defined in Section III.C) must preclear, pursuant to Section III.C, volitional transactions in share options and other share-based compensation, such as the exercise of an award, tax withholding right, or net settlement or any related sale of shares in the market.
2.
Restricted Share Awards. This exception applies to the grant or vesting of an award of restricted shares, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares. The exception does not apply, however, to any market sale of restricted shares. Members of the Pre-Clearance Group must preclear, pursuant to Section III.C, volitional transactions relating to restricted share awards, such as the exercise of a tax withholding right.
3.
Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C, (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends, and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends while such insider remains subject to the terms and conditions of this Policy in all respects.

4.
Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
5.
Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a Rule 10b5-1 Plan. A “Rule 10b5-1 Plan” is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Insiders, whether or not members of the Pre-Clearance Group, must obtain authorization from the Compliance Officer (or by the Chief Financial Officer if the person seeking preclearance is the Compliance Officer) before entering into or modifying a Rule 10b5-1 Plan.
6.
Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the Compliance Officer (or the Chief Financial Officer if the person engaging in the transaction is the Compliance Officer).
E.
Post-Termination Transactions

If an insider is aware of MNPI at the time that such insider’s employment or service relationship terminates, the insider may not transact in the securities of the Company or another company as set forth in Sections II and III.B until that information has become public or is no longer material.

III.
Additional Transaction Requirements for Certain Insiders
A.
Scheduled Restrictive Periods and the Window Group

Except as set forth in Section II.D, all directors, Section 16 Officers (as defined above) and others identified by the Company who are notified from time to time by the Compliance Officer that they have been so identified (the “Window Group”) are prohibited from transacting in Company securities during the periods designated by the Compliance Officer from time to time (the “Scheduled Restrictive Period”). Insiders who have not been identified as being in the Window Group should adhere to the other applicable prohibitions set forth in this Policy. Insiders who have been designated as members of the Window Group and notified of the Scheduled Restrictive Period must comply with the Scheduled Restrictive Period whether or not they receive a reminder of the commencement of each Scheduled Restrictive Period.

B.
Unscheduled Restrictive Periods

From time to time, the Company may also prohibit some or all of its directors, executive officers, or employees from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Restrictive Period”). In this event, the Compliance Officer will notify the affected persons, and those persons, except as set forth in Section II.D, may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the Compliance Officer notifies them that the Unscheduled Restrictive Period is over. In addition, any person made aware of the existence of an Unscheduled Restrictive Period should not disclose the existence of the Unscheduled Restrictive Period to any other person (outside of those subject to the Unscheduled Restrictive Period).

Transacting in the Company’s securities outside of a Scheduled or Unscheduled Restrictive Period must comply with this Policy and should not be considered a “safe harbor”. All insiders are required to use good judgment at all times.

C.
Mandatory Pre-Clearance for the Pre-Clearance Group

The Company has determined that some or all of its directors and Section 16 Officers (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even outside of a Scheduled or Unscheduled Restricted Period, without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Company’s Compliance Officer (or by the Chief Financial Officer if the person seeking preclearance is the Compliance Officer) prior to commencing any transaction in the Company’s securities (other than those to which preclearance does not apply as set forth in Section II.D). Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Compliance Officer (or by the Chief Financial Officer if the person seeking preclearance is the Compliance Officer); oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from the Compliance Officer (or the Chief Financial Officer, as applicable) must complete their transaction within (i) three Trading Days or (ii) such shorter or longer period as is designated by the Compliance Officer (or by the Chief Financial Officer if the person seeking preclearance is the Compliance Officer), or make a new request for clearance.

Please note that clearance of a proposed transaction by the Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Pre-Clearance Group does not possess MNPI. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of MNPI.

IV.
Potential Criminal and Civil Liability and/or Disciplinary Action

Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on MNPI regarding the Company.

V.
Company Transactions

The Company will not engage in transactions in the Company’s equity securities (as defined in the Securities Exchange Act of 1934 (the “Exchange Act”)) while aware of MNPI relating to the Company or its securities, except for:

•
transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
•
transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
•
transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of Exchange Act Rule 10b5-1 as then in effect;

•
transactions with counterparties who are at the time also aware of the MNPI or who acknowledge, agree or represent that they are aware that the Company may possess MNPI but are not relying on the disclosure or omission to disclose to them of any such information; or
•
any other transaction expressly authorized by the Board or any committee thereof, or by senior management in consultation with the Compliance Officer.

* * * *

This document states a policy of WaterBridge Infrastructure LLC and is not intended to be regarded as the rendering of legal advice.

ANNEX A

INSIDER TRADING POLICY CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of WaterBridge Infrastructure LLC (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, executive officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records with the Company.

Signature

Type or Print Name

Date

A-1